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                                                                     Exhibit 13

                AMENDED AND RESTATED MERRILL LYNCH SHAREHOLDER
                         SERVICING PLAN AND AGREEMENT
                         ----------------------------

     AMENDED AND RESTATED MERRILL LYNCH SHAREHOLDER SERVICING PLAN AND AGREEMENT made as of the _____ day of _____, 200_ by and between Merrill Lynch U.S.A. Government Reserves, a Massachusetts business trust (the "Fund"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MLPF&S").

     WHEREAS, the Fund is a no-load open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

     WHEREAS, MLPF&S acts as a dealer selling shares of the Fund to its customers and substantially all of the shareholders of the Fund are MLPF&S customers who maintain their Fund accounts through MLPF&S (such accounts being referred to herein as the "MLPF&S Fund Accounts");

     WHEREAS, MLPF&S provides a variety of administrative and operational services to MLPF&S Fund Accounts including processing shareholder orders and administering MLPF&S Fund Accounts which are being provided pursuant to the management arrangements between the Fund and Merrill Lynch Investment Managers, L.P. ("MLIM");

     WHEREAS, MLPF&S financial advisors and other personnel spend substantial amounts of time providing services of the type described in Paragraph 1 hereto;

     WHEREAS, the Trustees of the Fund have determined that the Fund should make direct payments to MLPF&S for distribution to its financial advisors and other directly involved Merrill Lynch personnel as compensation for the services described in paragraph 1 hereto, and that such payments should be in addition to the management compensation being paid to MLIM;
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     WHEREAS, the Fund desires to adopt this Amended and Restated Merrill Lynch
Shareholder Servicing Plan and Agreement (the "Plan") in the manner and on the terms and conditions hereinafter set forth, which Plan must be adopted pursuant to Rule 12b-1 under the Investment Company Act because the services for which compensation is to be provided under the Plan may include services associated with the distribution of Fund shares;

     WHEREAS, MLPF&S desires to enter into the Plan on said terms and conditions; and

     WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders:

     NOW, THEREFORE, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

1. The Fund is hereby authorized to pay MLPF&S a fee under the Plan at the end of each month at the annual rate of 0.125% of the average daily net asset value of the MLPF&S Fund Accounts for providing, or arranging for the provision of, account maintenance and sales and promotional activities and services with respect to shares of the Fund. Such activities and services will relate to account maintenance activities relating to MLPF&S Fund Accounts and the sale, promotion and marketing of the Shares of the Fund. Such expenditures may consist of the costs of making services available to shareholders (including assistance in connection with inquiries related to shareholder accounts), sales commissions to financial intermediaries for selling Shares, compensation, sales incentives and payments to sales and marketing personnel and the payment of expenses incurred in sales and promotional activities (including advertising expenditures related to the Fund and the costs of preparing and distributing promotional materials). The fee may also be used to pay the financing costs of

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     carrying the unreimbursed expenditures described in this Paragraph 1. The fee is not payable with respect to the net asset value of shareholders who maintain their accounts directly with the Fund's Transfer Agent and whose accounts are not serviced by MLPF&S. Payment of the fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

2. MLPF&S shall provide the Fund for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee during such period. The report shall include an itemization of the distribution and shareholder servicing expenses made by MLPF&S, the purpose of such expenditures and a description of the benefits derived by the Fund therefrom.

3. In the event that the aggregate payments received by MLPF&S under the Plan in any year shall exceed the amount of the distribution and shareholder servicing expenditures incurred by MLPF&S in such year, MLPF&S shall be required to reimburse the Fund the amount of such excess.

4. MLPF&S will use its best efforts in rendering and causing its employees to render services to the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder. MLPF&S shall not be liable to the Fund or any of its shareholders for any error of judgment or mistake of law or for any act of omission or for any losses sustained by the Fund or its shareholders.

5. Nothing contained in the Plan shall prevent MLPF&S or any affiliated person of MLPF&S from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

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6.   The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

7. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 6.

8. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

9. The Plan may not be amended to increase materially the fee provided for in Paragraph 1 unless such amendment is approved in the manner provided for initial approval in paragraph 6, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 6.

10. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

11. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

12. The Declaration of Trust establishing Merrill Lynch U.S.A. Government Reserves Fund, dated July 29, 1982, a copy of which, together with all amendments thereto (the

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     "Declaration"), is on file in the office of the Secretary of the
     Commonwealth of Massachusetts, provides that the name "Merrill Lynch U.S.A. Government Reserves" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch U.S.A. Government Reserves shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch U.S.A. Government Reserves, but the Trust Property only shall be liable.


          WHEREAS, the parties hereto have executed and delivered this Amended and Restated Merrill Lynch Shareholder Servicing Plan and Agreement as of the date first above written.

                                       MERRILL LYNCH, U.S.A. GOVERNMENT
                                       RESERVES

                                       By
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                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                       By
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